                                                                      EXHIBIT 10


                       GUARANTOR INDEMNIFICATION AGREEMENT


         This Guarantor Indemnification Agreement ("AGREEMENT") dated as of December 20, 2000, is made by and among TYCO INTERNATIONAL GROUP S.A. (the "GUARANTOR"), a company incorporated under the laws of Luxembourg; FiberCore, Inc. (the "BORROWER"), a company incorporated under the laws of Nevada; and the Managing Shareholders, as defined herein.

                                   WITNESSETH

         WHEREAS, the Borrower wishes to obtain a revolving line of credit in the maximum principal amount of $10,000,000 (the "REVOLVING CREDIT LOAN") from Fleet National Bank, a national banking association (the "BANK") pursuant to the terms of Loan Agreement dated December 20, 2000 (the "CREDIT AGREEMENT"); and

         WHEREAS, the Guarantor is an affiliate of TYCO INTERNATIONAL LTD. ("TYCO"), a company organized under the laws of Bermuda, which currently controls approximately 21.69% of the Borrower's common stock; and

         WHEREAS, the Bank requires, as a condition of making the Revolving Credit Loan, that a financially responsible party guarantee all indebtedness and other obligations owing by the Borrower to the Bank with respect to the Revolving Credit Loan pursuant to the Credit Agreement; and

         WHEREAS the Guarantor is willing to guarantee the Revolving Credit Loan on the terms set forth in the form of guaranty attached hereto as Exhibit A (the "GUARANTY") provided that, in consideration of providing the Guaranty, the Guarantor is granted the rights and remedies set forth in this Agreement; and

         WHEREAS, in order to induce the Guarantor to guarantee the Revolving Credit Loan, the Borrower and the Managing Shareholders are willing to grant the Guarantor the rights and remedies, and to undertake the obligations, set forth in this Agreement.

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         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, that parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used in this agreement, the following terms shall have the meanings specified below unless the context otherwise requires. All other capitalized terms used in this Agreement that are defined in the Credit Agreement or the Guaranty (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in the Credit Agreement or in the Guaranty as in force on the Effective Date.

1.1 APPLICABLE PERCENTAGE. The percentage specified in Section 2.2(b) or Section 2.3(b), as applicable.

1.2 APPLICABLE RATE: A floating annual rate of interest equal to One-Month LIBOR, as in effect from time to time, plus (a) so long as no Event of Default has occurred and is continuing, 450 basis points or (b) upon the occurrence and during the continuation of an Event of Default, 850 basis points. The Applicable Rate shall be applied on the basis of a 360-day year for the actual number of days an amount remains outstanding hereunder. Interest shall be compounded daily until it has been paid in full.

1.3 BUSINESS DAY: Each day other than Saturday, Sunday, or any other day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in Luxembourg, New York or Massachusetts.

1.4 COMMON STOCK: Newly issued shares of the Borrower's common stock, par value $.001 per share, which are validly issued, free and clear of all liens, claims, encumbrances, preemptive rights and other restrictions, other than restrictions imposed by applicable securities laws.

1.5 DUE DATE: Each January 1, April 1, July 1 and October 1 that occurs on or after the Effective Date and while the Guaranty remains in effect; provided, however, that if a given Due Date is scheduled to occur on a day that is not a Business Day, such Due Date shall occur on the next succeeding Business Day.

1.6 EFFECTIVE DATE: As defined in Section 9.1.

1.7 EXPENSES: All present and future expenses reasonably incurred by or on behalf of the Guarantor in connection with this Agreement or the Guaranty and any amendment, supplement or other modification or waiver related hereto, or thereto, whether incurred heretofore or hereafter, which expenses shall include, without limitation, reasonable attorneys' fees, disbursements and expenses; all costs and expenses incurred by the Guarantor in opening bank
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                                       3


accounts and receiving and transferring funds; and reasonable fees and expenses of accountants, appraisers or other experts or advisors retained by the Guarantor.

1.8 MANAGING SHAREHOLDERS: Mohd A. Aslami, Charles De Luca, Steven Phillips and each other officer or director of the Borrower who becomes a party to this Agreement pursuant to Section 3.8.

1.9 MATERIAL ADVERSE CHANGE: A material adverse change in the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole.

1.10 MATERIAL ADVERSE EFFECT: Either (i) a material adverse effect on the business of the Borrower and the Subsidiaries, taken as a whole, (ii) a material adverse effect on the Borrower's ability to perform its obligations under this Agreement, the Credit Agreement or any of the Loan Documents to which it is a party, or (iii) an event or development that, in the reasonable judgment of the Guarantor, is reasonably likely to cause the effects specified in (i) or (ii).

1.11 ONE-MONTH LIBOR: With respect to any day, the One-Month London Interbank Offered Rate (LIBOR) for U.S. Dollar borrowings, as determined by the British Bankers' Association on the Due Date and as reported by Bloomberg Financial Markets Service.

1.12 SERIES A DESIGNATIONS: The Designation of Rights, Privileges and Preferences of Series A Preferred Stock, adopted by resolution of the Borrower's Board of Directors on December 19, 2000.

1.13 SERIES A DIRECTOR: A Director designated by the Guarantor pursuant to the terms of the Series A Designations.

1.14 SERIES A PREFERRED STOCK: Shares of the Borrower's Series A Preferred Stock having the rights, privileges and preferences set forth in Exhibit B hereto.

1.15 SUBSIDIARIES: As defined in Section 3.9.

1.16 WEIGHTED AVERAGE DAILY TRADING PRICE: For any date, the average (weighted to take account of the number of shares traded) of the selling prices of the Borrower's common shares for the ten trading days immediately preceding such date, as reported by Bloomberg Financial Markets Service.


                                   ARTICLE II

                GUARANTY; REIMBURSEMENT; FACILITY FEES; EXPENSES

2.1 GUARANTY: At closing of the Revolving Credit Loan on the terms contemplated by the Credit Agreement, as previously presented to and approved by the Guarantor, subject to

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satisfaction of the conditions in Section 9.2, the Guarantor shall execute and deliver the Guaranty to the Bank.

2.2 REIMBURSEMENT OF PAYMENTS MADE UNDER GUARANTY: In the event that the Guarantor makes a payment to the Bank pursuant to the Guaranty (each a "GUARANTY PAYMENT"), the Guarantor will give written notice to the Borrower specifying the date and the amount of such Guaranty Payment (each a "REIMBURSEMENT NOTICE"). Upon issuance of the Reimbursement Notice, and to the extent not prohibited under the Guaranty, the Guarantor shall assume and be subrogated to all rights of the Bank under the Revolving Credit Loan. The Borrower shall reimburse the Guarantor in full for each and every Guaranty Payment and shall also pay the Guarantor interest at the Applicable Rate on the outstanding balance of each Guaranty Payment from the day it is made through the day immediately preceding the day on which the Guarantor is reimbursed as provided herein. Reimbursement shall be made as specified in Section 2.2(a) or 2.2(b) below. Upon such reimbursement and payment of all interest and Expenses payable under Article II, the Borrower shall be fully discharged from all liability to the Guarantor with respect to such Guaranty Payment.

         (a) REIMBURSEMENT IN CASH. Unless otherwise specified by the Guarantor in the Reimbursement Notice, reimbursement of a Guaranty Payment and all interest accrued thereon shall be made in immediately available funds denominated in U.S. Dollars within ten (10) Business Days after the Guarantor gives the Reimbursement Notice.

         (b) REIMBURSEMENT IN COMMON STOCK. If and to the extent so specified by the Guarantor in the Reimbursement Notice, reimbursement of a Guaranty Payment and all interest accrued thereon shall be made in the form of Common Stock issued in the name of the Guarantor or its designee(s). The number of shares of Common Stock to be issued for purposes of such reimbursement shall be calculated as specified in Section 2.4, with the Applicable Percentage being 80%. Such shares of Common Stock shall be issued by the Borrower within fifteen (15) Business Days after the Guarantor gives the Reimbursement Notice.

2.3 GUARANTY FEES: On each Due Date, the Borrower shall pay to the Guarantor a Guarantee facility fee (the "FEE") equal to 0.4% of the maximum principal amount, including both amounts outstanding and amounts available to be drawn by the Borrower, of the Revolving Credit Loan as of such Due Date.

         (a) Unless otherwise specified by the Guarantor in a written notice given to the Borrower before the Due Date, the Fee shall be paid in immediately available funds denominated in U.S. Dollars.

         (b) If and to the extent so specified by the Guarantor in a written notice given to the Borrower before the Due Date, the Fee shall be paid in the form of Common Stock issued in the name of the Guarantor or its designee(s). The number of shares of Common Stock to be issued for purposes of such payment shall be calculated as specified in Section 2.4, with the Applicable Percentage being 90%. Such shares of Common Stock shall be issued by the Borrower within fifteen (15) Business Days after the Due Date.

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2.4 CALCULATION OF NUMBER OF SHARES: When a payment or reimbursement hereunder is required to be made in the form of Common Stock, the number of shares of Common Stock to be issued with respect to such payment or reimbursement shall be calculated as follows as of the date on which such shares are required to be issued:

                  Number = ($ Amount) / (AP x WADTP)

Where:

     o Number = Number of shares of Common Stock to be issued, rounded to the nearest whole share;
     o $ Amount = The U.S. Dollar amount to be paid or reimbursed in Common Stock;
     o   AP = The Applicable Percentage; and
     o   WADTP = The Weighted Average Daily Trading Price

         EXAMPLE 1: Assuming the maximum principal amount of the Revolving Credit Loan is $10,000,000 on August 1 of 2001, the amount of the Fee will be $40,000. Assuming the Weighted Average Daily Trading Price for the ten trading days ending July 31 is $5.00 per share, the Guarantor will have the option of receiving the Fee (i) entirely in cash, (ii) in the form of 8,889 shares of Common Stock in lieu of a cash payment, or
         (ii) in the form of a combination of cash and Common Stock.

         EXAMPLE 2: Assuming the Guarantor has made a $10,000,000 Guaranty Payment on Day One, One-Month LIBOR remains constant at 8.00%, and (if the Guarantor elects to receive reimbursement of part or all of the Guaranty Payment in Common Shares) the Weighted Average Daily Trading Price for the ten trading days preceding the date of reimbursement of the Guaranty Payment is $5.00 per share, the Guarantor will have the option of receiving (i) a cash payment of $10,000,000 plus interest calculated at the annual rate of 12.5%, which interest is equal to $3,472.22 for Day Two, (ii) 2,500,000 shares of Common Stock in reimbursement of the $10,000,000 Guaranty Payment plus additional shares of Common Stock in reimbursement of accrued interest, which is equal to 868 shares for the interest accrued on Day Two, or (iii) a combination thereof.

2.5 REIMBURSEMENT OF EXPENSES: On the Effective Date, the Borrower shall reimburse the Guarantor in immediately available U.S. Dollars for all Expenses incurred by the Guarantor on or prior to such date, not to exceed $40,000. The Borrower shall promptly reimburse the Guarantor for all Expenses incurred by the Guarantor after the Effective Date within thirty (30) days of the Borrower's receipt of invoices therefor.

2.6 INTEREST ON LATE PAYMENTS: Fees, Expenses and other amounts that are not paid when due under this Agreement shall accrue interest at the Applicable Rate from the date due through the

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day immediately preceding the day on which they are paid. All such interest shall be payable in immediately available U.S. Dollars on demand by the Guarantor.

2.7 APPLICATION OF PAYMENTS. All payments received from the Borrower will be applied first to reimbursement of the Guarantor's Expenses, second to the payment of interest, and third to payment of other amounts owed to the Guarantor hereunder.

2.8. REQUEST FOR SUPPLEMENTAL GUARANTY. Provided the Borrower is not then in default under this Agreement, the Borrower may request the Guarantor to guarantee up to $15 million principal amount of loans to the Borrower in addition to the Revolving Credit Loan. In connection with any such request, the Borrower shall make available all information reasonably requested by the Guarantor for the purpose of evaluating such request. The Guarantor agrees to consider any such request in light of the information provided by the Borrower, but the Guarantor shall have no obligation to provide any such supplemental guaranty.

2.9. ISSUANCE OF SERIES A PREFERRED STOCK. As a further inducement to and in consideration for the Guarantor's execution and delivery of the Guaranty, the Borrower shall issue to the Guarantor, contemporaneously with the closing of the Revolving Credit Loan, one (1) share of the Borrower's Series A Preferred Stock, which shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, claims, encumbrances and preemptive rights.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         The Borrower hereby represents and warrants to the Guarantor as follows:

3.1 ORGANIZATION. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority and all necessary governmental licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. The Borrower is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

3.2 AUTHORITY. The Borrower has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Borrower and the consummation by the Borrower of the transactions contemplated hereby have been duly authorized by the Borrower's Board of Directors, and no other corporate proceedings on the part of the Borrower are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed by the Borrower and (assuming this Agreement constitutes a valid and binding obligation of the Guarantor and the Managing Shareholders) constitutes a valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms,

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                                       7


subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

3.3 CONSENTS AND APPROVALS. No filing with, and no permit, authorization, license, consent or approval of, any governmental entity is necessary for the execution, delivery and performance of this Agreement by the Borrower and the consummation of the transactions contemplated by this Agreement.

3.4 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of the Borrower, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, plan or other instrument or obligation to which Borrower is a party or by which it, or any of its properties or assets, may be bound or affected, or (c) violate any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to Borrower or any of its properties or assets, except, in the case of clauses (b) and (c), for such violations, breaches, defaults or rights as to which requisite waivers or consents have been obtained.

3.5 CAPITALIZATION. The authorized capital stock of the Borrower consists of 100,000,000 shares of common stock (of which 56,250,030 were outstanding as of December 15, 2000) and 10,000,000 shares of preferred stock (of which none are outstanding as of the date of this Agreement).

3.6 NO MATERIAL ADVERSE CHANGE. No Material Adverse Change or Material Adverse Effect has occurred since the date of the Borrower's most recent consolidated quarterly financial statements filed with the Securities Exchange Commission (the "SEC").

3.7 NO INCREASE IN DEBT. The aggregate amount of the Borrower's outstanding consolidated debt (including all amounts required by generally accepted accounting principles ("GAAP") to be treated as debt) does not exceed the aggregate amount of debt reflected on the Borrower's most recent consolidated balance sheet filed with the SEC.

3.8 MANAGING SHAREHOLDERS. Except for the Managing Shareholders, no officer or other employee of the Borrower holds more than 1% of the Borrower's outstanding common stock.

3.9 SUBSIDIARIES. Schedule 3.9 sets forth a complete list of all corporations or other entities of which the Borrower, directly or indirectly, has the voting power to elect a majority of the board of directors or other managers of such corporations or other entities (the "Subsidiaries") together with, for each Subsidiary, the jurisdiction of its incorporation or organization and the percentage of each class of shares or other equity interests owned directly or indirectly by the Borrower.

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                                       8


3.10 SUBSIDIARY ORGANIZATION. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority and, except with respect to certain governmental licenses, permits, authorizations and approvals associated with Xtal FiberCore Brasil ("Xtal") that are in the process of being obtained and with respect to which Xtal is entitled to be indemnified for losses arising from the failure to so obtain by June 20, 2001, has all necessary governmental licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.


                                   ARTICLE IV

                      AFFIRMATIVE COVENANTS OF THE BORROWER

         The Borrower covenants and agrees that, so long as this Agreement remains in effect, the Borrower shall, and with respect to the covenants in Sections 4.4, 4.5 and 4.6, shall cause each of the Subsidiaries to:

4.1 CREDIT AGREEMENT PAYMENTS: On or before the applicable due date, make all payments due to the Bank under the Credit Agreement.

4.2 NOTICE OF PROCEEDINGS OR ADVERSE CHANGE: Give notice to the Guarantor, as soon as possible and in any event within two (2) Business Days after a responsible officer of the Borrower has any knowledge of:

         (a) the occurrence of any Default or Event of Default under the Credit Agreement or this Agreement; or

         (b) any litigation or proceeding that is pending or threatened against the Borrower or any of the Subsidiaries in which the portion of the total claim that is not covered by insurance exceeds $2,500,000; in which injunctive or similar relief is sought; or which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

4.3 CORRESPONDENCE, NOTICES AND FINANCIAL STATEMENTS EXCHANGED WITH THE BANK:
Immediately furnish, or cause to be furnished, to the Guarantor (a) copies of all correspondence, notices, material information and financial statements provided by or on behalf of the Borrower to the Bank (whether or not required under the Credit Agreement); (b) copies of all correspondence and notices provided to the Borrower by the Bank under the Credit Agreement; and (c) a certificate, issued on each Due Date and signed by the Borrower's Chief Financial Officer, stating that the Borrower is in complete compliance with this Agreement, the Credit

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                                       9


Agreement, and all related agreements or amendments between the Borrower and the Guarantor or the Borrower and the Bank.

4.4 VISITATION AND INSPECTION RIGHTS: Permit the Guarantor to inspect, and to discuss with the Borrower's or Subsidiary's officers, agents and auditors, the affairs, finances, and accounts of the Borrower or Subsidiary and the Borrower's or Subsidiary's books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data (provided that, in all circumstances, all information obtained by the Guarantor shall be treated as confidential and disclosed only, if necessary, to the Guarantor's auditors, counsel and others agents and regulatory authorities), in each case, (i) during normal business hours, (ii) upon reasonable notice, and (iii) at the expense of the Borrower, and at the same time as the Guarantor and its affiliates may discuss with the Borrower's or Subsidiary's officers, agents and auditors its affairs, finances, and accounts.

4.5 PRESERVATION OF EXISTENCE; COMPLIANCE WITH LAW:

         (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, and its rights, licenses, permits and franchises that are material or necessary for the conduct of its business; and

         (b) Comply with all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority.

4.6 TAXES, ETC.: Pay and discharge or cause to be paid and discharged when due, or adequately reserve for the payment of, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed or upon any part thereof, as well as any other lawful claims that, if unpaid, might become a Lien upon such properties or any part thereof.

4.7 BOARD OF DIRECTORS: Permit at least one Series A Director to serve as a member of the Borrower's Board of Directors at all times.

4.8 ADDITIONAL PARTIES: Within fifteen (15) Business Days after the first day on which an officer of the Borrower becomes the holder of more than 1% of the Borrower's common stock, cause each such officer to execute and become a party to this Agreement as a Managing Shareholder.

4.9 REPORTS REGARDING STATUS OF XTAL LICENSEs: On each Due Date, and on any other date within ten (10) Business Days after receiving a request from the Guarantor for such information, provide a written report to the Guarantor as to the status of efforts to obtain the licenses, permits, authorizations and approvals for Xtal that are referred to in Section 3.10 and, if applicable, the status and amounts of any indemnity claims that have been asserted as a result of any failure to obtain such licenses, permits, authorizations and approvals.

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                                       10


4.10 FURTHER ASSURANCES: Execute and deliver to the Guarantor all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Guarantor may reasonably request, in order to effectuate the transactions contemplated by the Agreement.

                                    ARTICLE V

                       NEGATIVE COVENANTS OF THE BORROWER

         The Borrower covenants and agrees that, so long as this Agreement remains in effect, the Borrower shall not, and, with respect to the covenants in Sections 5.1, 5.2, 5.3 and 5.5, shall cause each of the Subsidiaries not to, directly or indirectly, without the prior written consent of the Guarantor:

5.1 FUNDAMENTAL CHANGES: Amend its articles of incorporation, bylaws or other organizational documents, except as contemplated by this Agreement; dissolve, liquidate, merge, consolidate or otherwise alter or modify its corporate name, mailing address, principal place of business, structure, status or existence; enter into or engage in any operation or activity materially different from that presently conducted by it, or significantly change the scope of its business operations.

5.2 ILLEGAL ACTIVITIES: Engage in any conduct or activity that violates any applicable law.

5.3 INDEBTEDNESS: Create, assume, incur or permit to exist at any time (a) any indebtedness for borrowed money other than (i) indebtedness to the Bank under the Credit Agreement, (ii) indebtedness incurred in accordance with a capital expenditure program and associated financing strategy approved in advance by the Borrower's Board of Directors with the affirmative vote of at least one Series A Director, (iii) indebtedness in existence on the Effective Date and disclosed in the Credit Agreement, (iv) trade indebtedness incurred in the ordinary course of business, (v) indebtedness secured by liens in existence on the Effective Date and disclosed in the Credit Agreement, or (vi) purchase money indebtedness not to exceed $100,000 per year; or (b) any lien or similar encumbrance on (i) any property of the Borrower other than liens in favor of the Bank securing repayment of the Revolving Credit Loan, or (ii) any property of a Subsidiary other than liens securing indebtedness permitted by clause (a)(ii), (a)(iii),
(a)(v) or (a)(vi) of this Section 5.3.

5.4 SUBORDINATION: Issue or cause to be issued any debt that is or would be senior to the indebtedness to the Guarantor other than indebtedness to the Bank pursuant to the Credit Agreement.

5.5 DISPOSAL OF ASSETS: Sell, assign, transfer, exchange, or otherwise dispose of, in a single transaction or a series of related transactions, 25% or more of the Borrower's consolidated tangible assets, as defined by GAAP, unless all net proceeds of each such transaction are applied within ten (10) Business Days after the date of receipt to reduce permanently the maximum principal amount of the Revolving Credit Loan.

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                                       11


5.6 DIVIDENDS: Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower having voting rights equivalent to the shares on which the dividends are paid, or in options, warrants or other rights to purchase such common stock of the Borrower) on any shares of any class of capital stock of the Borrower or any warrants or options to purchase any such capital stock.

5.7 STOCK VOTING RIGHTS: Create a class of common or preferred stock with voting rights different from or superior to those of the Common Stock or modify the voting rights of an existing class of common or preferred stock.

5.8 LIMITATION ON OPTIONAL PAYMENTS AND MODIFICATIONS OF DEBT INSTRUMENTS AND OTHER MATERIAL AGREEMENTS: Make any optional payment, prepayment, repurchase or redemption of any debt for borrowed money, other than debt under the Credit Agreement; debt owed to the Guarantor; or, if approved in advance by the Borrower's Board of Directors with the affirmative vote of at least one Series A Director, debt owed to Crescent International, Ltd.

5.9 LIMITATION ON BORROWER GUARANTEE OBLIGATIONS: Create, incur, assume, or allow to exist any Borrower Guarantee Obligation (as defined below), except:

         (a) Borrower Guarantee Obligations in existence on the Effective Date that are disclosed in the Credit Agreement;

         (b) Borrower Guarantee Obligations with respect to indebtedness of Subsidiaries that is permitted by Section 5.3; and

         (c) Borrower Guarantee Obligations for performance, appeal, judgment, replevin and similar bonds, or suretyship arrangements, all arising in the ordinary course of business; or other Borrower Guarantee Obligations that arise in the ordinary course of business.

         A BORROWER GUARANTEE OBLIGATION is the obligation of the Borrower to pay, perform or otherwise discharge a debt or other obligation of another if the person primarily liable fails to pay, perform or otherwise discharge such debt or obligation.


                                   ARTICLE VI

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                          OF THE MANAGING SHAREHOLDERS

6.1 REPRESENTATIONS AND WARRANTIES: Each of the Managing Shareholders hereby represents and warrants to the Guarantor as follows:

         (a) AUTHORITY. Such Managing Shareholder has the power and authority to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly and validly executed by such Managing Shareholder and (assuming this

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                                       12


                  Agreement constitutes a valid and binding obligation of the Guarantor, the Borrower and the other Managing Shareholders) constitutes a valid and binding agreement of such Managing Shareholder, enforceable against him in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         (b) NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, plan or other instrument or obligation to which such Managing Shareholder is a party or by which he or any of his properties or assets may be bound or affected, or
                  (b) violate any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to such Managing Shareholder or any of his properties or assets, except for such violations, breaches, defaults or rights as to which requisite waivers or consents have been obtained.

6.2 RESTRICTION ON SALE OF SHARES: So long as this Agreement remains in effect, and unless otherwise consented to in writing by the Guarantor, no Managing Shareholder shall sell, transfer, grant, pledge, hypothecate, or otherwise dispose of or encumber any interest in, or the right to vote (collectively, "Sell"), any shares of the Borrower's stock; PROVIDED, HOWEVER, that each Managing Shareholder may Sell, (a) in the twelve-month period ending on the first anniversary of the Effective Date, not more than the greater of (i) 500,000 shares of the Borrower's common stock or (ii) ten percent (10%) of the total number of shares of the Borrower's common stock that, at any time during such twelve-month period, such Managing Shareholder either (A) owned or (B) had the right to acquire through the exercise of vested options or then-exercisable warrants or conversion rights but did not acquire during such subsequent twelve-month period; and (b) in any subsequent twelve-month period, not more than ten percent (10%) of the total number of shares of the Borrower's common stock that, at any time during such subsequent twelve-month period, such Managing Shareholder either (i) owned or (ii) had the right to acquire through the exercise of vested options or then-exercisable warrants or conversion rights but did not acquire during such subsequent twelve-month period.

6.3. TERMINATION OF MANAGING SHAREHOLDER STATUS. A Managing Shareholder shall cease to be a party to and be bound by the provisions of this Agreement as of the first day upon which such Managing Shareholder is neither (i) an officer or employee of, nor (ii) a consultant providing management services or exercising significant decision-making authority with respect to, the Borrower or any of the Subsidiaries or their respective businesses.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

Each of the following events or circumstances shall constitute an "EVENT OF DEFAULT." An Event of Default hereunder shall be deemed to be continuing unless and until waived in writing by the Guarantor.

7.1 The failure of the Borrower to make any payment or issue any shares of Common Stock when due, as provided in Article II of this Agreement.

7.2 The failure of the Borrower to perform, comply with or observe in any material respect any of the covenants specified in Article V of this Agreement.

7.3 The failure of any of the Managing Shareholders to perform, comply with or observe in any material respect any of the covenants in Article VI of this Agreement.

7.4 The failure of the Borrower to perform, comply with or observe any other term, covenant or agreement applicable to the Borrower contained in this Agreement unless such failure is cured within 20 days after notice thereof by the Guarantor.

7.5 Any material breach of a representation or warranty made by the Borrower or a Managing Shareholder in this Agreement.

7.6 Any of the following events shall occur:

         (a) The Borrower or any of the Subsidiaries shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors;

         (b) Proceedings in bankruptcy or for reorganization of the Borrower or any of the Subsidiaries, or for the readjustment of its debts under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower or any of the Subsidiaries and, except with respect to any such proceedings instituted by the Borrower or any of the Subsidiaries, shall not be discharged within sixty (60) days of their commencement; or

         (c) A receiver or trustee shall be appointed for the Borrower of any of the Subsidiaries or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any of the Subsidiaries, and except with respect to any such appointment requested or proceedings instituted by the Borrower or any of the Subsidiaries, such receiver or trustee or proceedings shall not be discharged within sixty (60) days of their appointment or commencement; or

         (d) The Borrower or any of the Subsidiaries shall discontinue business or materially change the nature of its business.

7.7 Indebtedness of the Borrower or any of the Subsidiaries for borrowed money in an outstanding principal amount of $2,500,000 or more shall be accelerated by the lender as a result of the occurrence of an event of default under the terms of the documents evidencing or securing such indebtedness.


                                  ARTICLE VIII

                        REMEDIES FOR AN EVENT OF DEFAULT

8.1 CONTROL OF BOARD. Upon the occurrence and during the continuation of an Event of Default, the Guarantor shall have the right, but not the obligation, as holder of the Series A Preferred Stock, to designate additional Series A Directors to be added to the Borrower's Board of Directors pursuant to the terms of the Series A Designations. If the Guarantor elects to exercise such right, it shall do so by delivering written notice (a "DESIGNATION NOTICE") to the Borrower specifying the names of the individuals to be appointed as additional Series A Directors.

         (a) The appointments of the additional Series A Directors shall become effective immediately upon delivery of the Designation Notice.

         (b) Within one day after the Guarantor delivers a Designation Notice, the Borrower's chief executive officer shall call and give written notice to all directors, including all Series A Directors, of a special meeting of the Borrower's Board of Directors (which may be by telephone) to occur no later than two days after the date of such notice. The notice shall specify the place, date and time of the special meeting and shall be delivered by hand, by overnight courier or by facsimile. If the Borrower's chief executive officer fails to call and give notice of such meeting within the time specified by this subsection, such special meeting may be called and notice may be given by the Series A Directors.

8.2 ACCELERATION. Upon the occurrence of an Event of Default specified in
Section 7.6, and without any action by the Guarantor, (a) all amounts owed to the Guarantor under this Agreement shall immediately become due and payable in full, and (b) any right the Borrower may have to satisfy such obligations by issuing Common Stock shall immediately terminate.

8.3 REMEDIES CUMULATIVE. The remedies provided for in this Article VIII are cumulative and are not exclusive of any other remedies provided by law.


                                   ARTICLE IX

                EFFECTIVE DATE; CONDITIONS PRECEDENT; TERMINATION

9.1 EFFECTIVE DATE. This Agreement shall become effective on the date (the "EFFECTIVE DATE") that is the later of (a) the date of this Agreement or (b) the first day on which the Guaranty has been executed by the Guarantor and delivered to the Bank; provided, however, that if the Effective Date has not occurred by December 20, 2000 this Agreement shall be null and void and no party shall have any further rights or obligations hereunder.

9.2 CONDITIONS PRECEDENT. The obligation of the Guarantor to execute the Guaranty and deliver it to the Bank is conditioned upon satisfaction of each of the following conditions at or before closing of the Revolving Credit Loan:

         (a) This Agreement shall have been executed and delivered by the Borrower and each of the Managing Shareholders;

         (b) The terms of the Revolving Credit Loan, the Credit Agreement, and each other loan document shall be acceptable to the Guarantor;

         (c) The Guaranty shall be substantially in the form attached hereto as Exhibit A;

         (d) The Borrower's Bylaws shall have been amended as set forth in Exhibit C;

         (e) The Borrower's Board of Directors shall have adopted a resolution designating the rights, privileges and preferences of the Series A Preferred Stock, which shall be substantially in the form attached hereto as Exhibit B, and a certificate of designations setting forth such rights, privileges and preferences shall have been duly filed with the Secretary of State of Nevada.

         (f) The Series A Preferred Stock shall have been duly issued to the Guarantor, free and clear of all liens, claims and encumbrances, and the Guarantor shall have received a certificate evidencing its ownership of such Series A Preferred Stock.

         (g) The Guarantor shall have received each of the following, in form and substance reasonably acceptable to counsel for the
                  Guarantor:

                  (i) Copies of the Borrower's certificate or articles of incorporation and the certificate of designation of rights, privileges and preferences of the Series A Preferred Stock, each certified by the Secretary of State of Nevada;

                  (ii) A copy of the Borrower's amended bylaws, certified by the Secretary of the Borrower;

                  (iii) A certified copy of a resolution of the Borrower's Board of Directors evidencing approval of this Agreement and the transactions contemplated hereby;

                  (iv) An incumbency certificate identifying each of the Borrower's directors and executive officers and including specimen signatures of the officers executing this Agreement;

                  (v) The opinion of Cadwalader, Wickersham & Taft, counsel to the Borrower, in substantially the form attached hereto as Exhibit D; and

                  (vi) The opinion of Lionel, Sawyer & Collins, Nevada counsel to the Borrower, in substantially the form attached hereto as Exhibit E.

9.3 TERM AND TERMINATION. This Agreement and all covenants, agreements, representations and warranties herein shall survive the closing of the Revolving Credit Loan and continue in full force and effect from the Effective Date until BOTH (a) the Guaranty has been terminated pursuant to Section 8(a) thereof AND
(b) all obligations of the Borrower under Article II of this Agreement have been fully and indefeasibly performed. Notwithstanding any termination of this Agreement pursuant to the immediately preceding sentence, this Agreement shall be reinstated, and the Borrower shall immediately reissue the Series A Preferred Stock to the Guarantor if such stock is not then outstanding, if at any time EITHER (i) the Guaranty is reinstated pursuant to Section 8 thereof, OR (ii) any payment made to or value received by the Guarantor hereunder is rescinded or must otherwise be returned by the Guarantor upon the insolvency, bankruptcy or reorganization or the Borrower, or otherwise, all as though such payment had not been made or value received.


                                    ARTICLE X

                                  MISCELLANEOUS

10.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties hereto and supersedes any and all prior or contemporaneous agreements, written or oral, as to the matters contained herein.

10.2 AMENDMENTS, WAIVERS. No amendment of this Agreement shall be effective unless the same is in writing and signed by the Guarantor and the Borrower. No waiver of any provision of this Agreement shall be effective unless the same is in writing and signed by the waiving party. The Guarantor's failure to insist upon the strict performance of any term, condition or other provision of this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver by the Guarantor of any such term, condition or other provision or Event of Default in connection therewith, nor shall a single or partial exercise of any such right or remedy preclude any other or future exercise, or the exercise of any other right or remedy; and any waiver of any such term, condition or other provision or of any such Event of Default shall not affect or alter this Agreement, and each and every term, condition and other provision of this Agreement shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Event of Default in connection therewith.

10.3 SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Borrower nor any of the Managing Shareholders shall have the right to assign all or any part of this Agreement or any interest herein without the prior written consent of the Guarantor. The Guarantor may assign this Agreement without the consent of the Borrower or the Managing Shareholders to any affiliate of the Guarantor or to any purchaser of the entire equity interest of Tyco, or Tyco's affiliates, in the Borrower.

10.4 GOVERNING LAW: THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK without regard to the conflict-of-laws principles thereof (other than Section 5-1401 of the General Obligations Law of the State of New York).

10.5 SUBMISSION TO JURISDICTION; WAIVERS: Each party hereto hereby irrevocably and unconditionally

         a. submits itself and its property in any legal action or proceeding relating to this Agreement, any amendments to this Agreement, or for recognition enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from either thereof; and

         b. appoints CT Corporation as its agent for service of process in the state of New York.

10.6 NOTICES: All Notices, communications and distributions hereunder shall be given or made to the intended recipient at the address specified below, or at such other address as the addressee may hereafter specify for the purpose by written notice to the other party hereto. Such Notices and other communications (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing and may be delivered by hand, by overnight courier, by facsimile, or by first-class mail (return receipt requested). All such Notices and other communications shall be deemed to have been duly given (a) if delivered by hand, overnight courier or first-class mail (return receipt requested), on the date of delivery; and (b) if transmitted by facsimile (with receipt confirmed by machine), on the date of transmission if the same is a Business Day or, if not a Business Day, on the first Business Day after the date of transmission.

To the Guarantor:
Tyco International Group S.A.
6, avenue Emile Reuter
Second Floor
L-2420 Luxembourg
Attention: Richard W. Brann
Telecopier: (011-352) 464-350

With copies to:

Tyco International (US) Inc.
One Tyco Park
Exeter, NH  03833
Attn: Chief Corporate Counsel
Fax: (603) 778-2823

Wilmer, Cutler & Pickering
2445 M Street, NW
Washington, DC  20037
Attention: Meredith Cross
Telecopier: (202) 663-6363

To the Borrower:
FiberCore, Inc.
253 Worcester Road
P.O. Box 180
Charlton, MA  01507
Attention: Steven Phillips
Telecopier: (508) 248 5588

With a copy to:
Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, NY  10038
Attn:  Malcolm P. Wattman
Telecopier:  212-504-6666

To Mohd A. Aslami
c/o FiberCore, Inc.
253 Worcester Road
P.O. Box 180
Charlton, MA  01507
Telecopier: (508) 248 5588

To Charles De Luca
c/o FiberCore, Inc.
253 Worcester Road
P.O. Box 180
Charlton, MA  01507
Telecopier: (508) 248 5588

To Steven Phillips
c/o FiberCore, Inc.
253 Worcester Road
P.O. Box 180
Charlton, MA  01507

Telecopier: (508) 248 5588


10.7 SEVERABILITY: In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.8 SECTION HEADINGS: The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.9 COUNTERPARTS: This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

10.10 SPECIFIC PERFORMANCE: The Parties each acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to preliminary relief to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy that they may be entitled to by law or equity.

IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the date first above written.

TYCO INTERNATIONAL GROUP S.A.


By: /s/ RICHARD W. BRANN
    -----------------------
Name: Richard W. Brann
Title: Managing Director


FIBERCORE, INC.


By:


/s/ MOHD A. ASLAMI
----------------------------------
Name: Mohd A. Aslami
Title: Chairman, President and CEO


/s/ CHARLES DE LUCA
----------------------------------
Name: Charles De Luca
Title: Secretary and Director


/s/ STEVEN PHILLIPS
----------------------------------
Name: Steven Phillips
Title: Chief Financial Officer and Director

EXHIBITS:

A.       Form of Guaranty
B.       Terms of Series A Preferred Stock
C.       Amendments to Bylaws
D.       Form of Opinion of Cadwalader, Wickersham & Taft (omitted)
E.       Form of Opinion of Lionel, Sawyer & Collins (omitted)

                                                                       EXHIBIT A

                                LIMITED GUARANTY


         LIMITED GUARANTY (the "Guaranty"), dated as of December 20, 2000 (the "EFFECTIVE DATE"), by Tyco International Group S.A., a company incorporated under the laws of Luxembourg (the "GUARANTOR"), in favor of Fleet National Bank, a national banking association, and its foreign branches (the "BANK"), in consideration of the Bank providing certain credit facilities as specified in
Section 1 below (the "FINANCIAL ACCOMMODATION") to Fibercore, Inc., (the "DEBTOR"), a corporation that is partially owned by an affiliate of the Guarantor.

         WHEREAS, in order to induce the Bank to provide the credit facilities to the Debtor under the Financial Accommodation, the Guarantor has agreed, subject to the limitations set forth in Section 3 below, to guarantee all indebtedness and other obligations owing by the Debtor to the Bank pursuant to the Financial Accommodation;

         NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

         1. FINANCIAL ACCOMMODATION. As used herein, the term "Financial Accommodation" means the credit facility in the maximum principal amount of $10,000,000.00 extended by the Bank to the Debtor pursuant to that certain Loan Agreement dated as of December 20, 2000 (the "CREDIT AGREEMENT") and the revolving credit note and other agreements referred to therein or relating thereto, (together, the "LOAN DOCUMENTS"), as the same may be amended from time to time, but does not include any loan or other form of credit extended by the Bank to the Debtor other than under the Loan Documents.

         2. GUARANTY OF PAYMENT AND PERFORMANCE. The Guarantor hereby guarantees to the Bank, subject to the limitations set forth in Section 3 below, the due and punctual payment of all funds owed by the Debtor to the Bank pursuant to and in accordance with the terms and conditions of the Loan Documents (the "OBLIGATIONS") and agrees to pay the Obligations to the Bank on first written demand therefor, in accordance with Section 12 below, without any withholding, deduction or setoff for any reason or on any accounts whatsoever; PROVIDED that the Bank shall not demand any of the Obligations until there has been default by the Debtor on such Obligations and notice of such default has been received by the Debtor and the Guarantor and any applicable time or grace periods have expired. Except for the notice and time or grace periods requirements set forth in the immediately preceding sentence, such Guaranty is in no way conditional upon any requirement that the Bank first attempt to collect any of the Obligations from the Debtor or resort to any security or other means of obtaining payment of the Obligations. Subject to the limitations set forth in
Section 3 below, payments by the Guarantor hereunder may be required by the Bank on any number of occasions.

         3. GUARANTY LIMITATIONS. Notwithstanding anything to the contrary contained or implied in this Guaranty, the aggregate actual and contingent liability of the Guarantor under this Guaranty shall be limited to a maximum principal amount of USD $10,000,000 (Ten Million U.S. Dollars) plus interest, costs and charges upon this maximum principal amount, in accordance with the terms and conditions of the Loan Documents, without any withholding, deduction or set off for any reason or account whatsoever. In no event shall the Guarantor be liable under this Guaranty for any amounts advanced by the Bank on or after the date on which the Bank first demands payment by the Guarantor (the "Demand Date"). The limitation in the immediately preceding sentence shall not apply to
(i) advances made on or after the Demand Date to fund payment of letters of credit issued before such Demand Date under the Credit Agreement for the account of the Debtor or (ii) interest, fees, costs and other expenses that accrue on or after the Demand Date under the terms of the Loan Documents on (x) advances made before the Demand Date or (y) advances made after the Demand Date to fund payment of letters of credit issued before the Demand Date.

         4. WAIVERS BY GUARANTOR. The Guarantor (i) agrees that the Obligations will be paid and performed strictly in accordance with their respective terms regardless of any law, or any regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Bank with respect thereto, and (ii) except as specifically provided herein, waives presentment, demand, protest, notice of acceptance, notice of Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Debtor, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed by the Debtor in connection with the Financial Accommodation or any Obligation and, except as specifically provided herein, the Guarantor agrees that the Obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Bank to assert any claim or demand or to enforce any right or remedy against the Debtor; (ii) any extensions or renewals of the Financial Accommodation or any Obligation; (iii) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with the Financial Accommodation or any Obligation; (iv) the substitution or release of the Debtor or any other person primarily or secondarily liable for any Obligation (other than as a result of the payment of all the Obligations in accordance with the terms and conditions under which the Financial Accommodation was provided); (v) the adequacy of any rights the Bank may have against any collateral or other means of obtaining repayment of the Obligations; (vi) the impairment of any collateral securing the Obligations, including the failure to perfect or preserve any rights the Bank might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; or
(vii) any other act or omission that might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor.

         5. UNENFORCEABILITY OF OBLIGATIONS AGAINST DEBTOR. If for any reason the Debtor has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become unrecoverable from the Debtor by operation of law or for any other reason, including any declaration by any court of law or equity that any of the Obligations are void or unenforceable, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Debtor, or for any other reason, all such amounts otherwise subject to acceleration in accordance with the terms and conditions under which the Financial Accommodation was provided shall be immediately due and payable by the Guarantor.

         6. WITHHHOLDING, ETC. In the event that the Guarantor is required by statute or law to make any withholding, deduction or setoff in respect of any payment made or to be made by the Guarantor hereunder, the Guarantor will, in addition to such amount, also pay to the Bank such sum as may be necessary to give the Bank such sum as it would have been entitled to under the terms of this Guaranty but for such withholding, deduction or setoff.

         7. SUBROGATION. The Guarantor shall be subrogated to all rights of the Bank against the Debtor in respect of amounts paid by the Guarantor pursuant to the provisions of this Guaranty; PROVIDED HOWEVER that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all of the Obligations shall have been paid and discharged in full.

         8. TERMINATION; REINSTATEMENT. This Guaranty shall remain in full force and effect until the earlier of (a) payment in full of all principal, interest, fees or other amounts then owing under the Credit Agreement and the other Loan Documents, and (b) receipt by Bank of written notice of the Guarantor's intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No notice provided in clause (b) shall be effective unless received and acknowledged by an officer of the Bank at its head office or at the branch of the Bank where this Guaranty is given. No such notice under clause (b) shall affect any rights of the Bank or of any affiliate hereunder including, without limitation, the rights set forth in Sections 4 and 7, with respect to Obligations incurred prior to the receipt of such notice or Obligations incurred pursuant to any contract or commitment in existence prior to such receipt, and all checks, drafts, notes, instruments (negotiable or otherwise) and writings made by or for the account of the Debtor and drawn on the Bank or any of its agents purporting to be dated on or before the date of receipt of such notice, although presented to and paid or accepted by the Bank after that date, shall form part of the Obligations. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to an Obligation is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Debtor, or otherwise, all as though such payment had not been made or value received.

         9. RELEASE. Upon delivery to the Bank of a standby letter of credit drawn on a United States bank with at least $75,000,000,000.00 in assets and a long term unsecured credit rating of AA or higher by Standard & Poor's Rating Group or Aa2 or higher by Moody's Investor's Service, Inc., such letter of credit to be in an amount equal to 110% of the maximum amount of the then available Financial Accommodation, the Bank shall release the

Guarantor from all obligations under this Guaranty, whereupon this Guaranty shall automatically become void and of no further effect. Nothing in this
Section 9 is intended or shall be construed to limit the Bank's right, in its sole discretion, to release this Guaranty under any other circumstances it deems appropriate. Once this Guaranty has been released, pursuant to this Section 9, by the Bank, it cannot be reinstated pursuant to Section 8.

         10. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Bank. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         11. GOVERNING LAW. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict-of-laws principles thereof.

         12. NOTICES: All Notices, communications and distributions hereunder shall be given or made to the intended recipient at the address specified below, or at such other address as the addressee may hereafter specify for the purpose by written notice to the other party hereto. Such Notices and other communications (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing and may be delivered by hand, by overnight courier, by facsimile, or by first-class mail (return receipt requested). All such Notices and other communications shall be deemed to have been duly given (a) if delivered by hand, overnight courier or first-class mail (return receipt requested), on the date of delivery; and (b) if transmitted by facsimile (with receipt confirmed by machine), on the date of transmission if the same is a Business Day or, if not a Business Day, on the first Business Day after the date of transmission. For the purposes of this Guaranty, a Business Day is any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in Luxembourg, New York or Massachusetts.

To the Guarantor:
Tyco International Group S.A.
6, avenue Emile Reuter
Second Floor
L-2420 Luxembourg
Attention: Richard W. Brann
Telecopier: (011-352) 464-350

With copies to:

Tyco International (US) Inc.
One Tyco Park
Exeter, NH 03833
Attn: Chief Corporate Counsel

Fax: (603) 778-2823

Wilmer, Cutler & Pickering
2445 M Street, NW
Washington, DC  20037
Attention: Meredith Cross
Telecopier: (202) 663-6363

To the Bank:
Fleet National Bank
100 Federal Street
Boston, Massachusetts 02110
Attention: Senior Commercial Loan Officer/Massachusetts

With copies to:

Fleet National Bank
100 Front Street
Worcester, Massachusetts 01608
Attention: Senior Commercial Loan Officer

and

Bowditch & Dewey, LLP
311 Main Street
Worcester, Massachusetts  01608
Attention:  George W. Tetler III, Esquire

         13. JURY TRIAL WAIVER. THE GUARANTOR AND THE BANK (BY ACCEPTANCE OF THIS GUARANTY) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER FINANCING INSTRUMENTS EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATED HERETO, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE BANK RELATING TO THE ADMINISTRATION OF THIS GUARANTY AND THE OBLIGATIONS GUARANTEED HEREBY OR ENFORCEMENT OF THE FINANCING INSTRUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL

DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS GUARANTY AND FURNISH FINANCIAL ACCOMMODATIONS TO THE CUSTOMER.

         14. ENTIRE AGREEMENT. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein.

         15. REMEDIES CUMULATIVE. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of the Obligations.

         16. SEVERABILITY. The invalidity or unenforceability of any one or more clauses of this Guaranty shall not affect the validity or enforceability of its remaining provisions.

         17. HEADINGS. The captions herein are for the ease of reference only and shall not affect the meaning of the provisions hereof.

         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered by its duly authorized officer as of the date first above written.


The Guarantor:

TYCO INTERNATIONAL GROUP S.A.

By: /s/ RICHARD W. BRANN
    ------------------------
    Richard W. Brann
    Managing Director


AGREED TO AND ACCEPTED:


FLEET NATIONAL BANK


By: /s/ ALDEN HARRIS II
    ------------------------
    Alden Harris II
    Vice President

                                                                       EXHIBIT C

                     AMENDMENTS TO BYLAWS OF FIBERCORE, INC.


         Article II, Sections 1, 2 and 4 of the Bylaws of FiberCore, Inc. shall be amended and restated in their entirety as follows:

         SECTION 1. NUMBER AND TERM OF OFFICE

                  The number of members of the Corporation's Board of Directors ("Directors") who shall constitute the whole board shall be such number as the Board of Directors ("Board") shall at the time have designated, except that (i) such number shall be not less than three (3) and not more than fifteen (15), and (ii) no more than six (6) Directors who are not Series A Directors (defined below) may serve on the Board at any given time, unless an additional independent Director is required to be a member of the Board for purposes of compliance with NASDAQ listing standards, in which case the number of Directors who are not Series A Directors shall not exceed seven (7).

                  The number, manner of appointment, classification, replacement, nomination and election, and certain other matters pertaining to Series A Directors (as defined in the Designation of Rights, Privileges and Preferences of Series A Preferred Stock adopted by resolution of the Board on December 18, 2000, as amended in accordance with the terms thereof ("SERIES A STOCK TERMS")) shall be governed by the Series A Stock Terms. To the extent the Series A Stock Terms conflict with these Bylaws, the Series A Stock Terms shall control.

                  So long as that certain Guarantor Indemnification Agreement dated as of December 20, 2000 by and among the Corporation and Tyco International Group, S.A., a company incorporated under the laws of Luxembourg, and the Managing Shareholders named therein ("Indemnification Agreement") is in effect: (a) the Board shall include at least one Series A Director; and (b) Board nominations for non-Series A Directors shall be made by existing non-Series A Directors.

                  Notwithstanding the provisions of the first paragraph of this
         Section 1, upon the occurrence of an Event of Default under the Indemnification Agreement and delivery to the Corporation by the holder of the Corporation's Series A Preferred Stock ("Series A Holder") of notice of exercise of the right of the Series A Holder under the Series A Stock Terms to cause an increase in the size of the Board and the number of Series A Directors, the size of the Board shall be automatically increased and additional Series A Directors shall be elected such that, following such increase and elections, the Series A Directors constitute a majority of the Board.

                  The Corporation shall maintain a classified and staggered Board, with each Director serving for a term of three years, except for the first election after the creation of a classified and staggered Board. At such first election, there shall be three classes of

         Directors (Class I, Class II and Class III). Class I Directors shall be elected to an initial one year term. Class II Directors shall be elected to an initial two year term and Class III Directors shall be elected to an initial three year term. Following their initial terms, each class of Directors shall thereafter be elected to three year terms. Each class of Directors shall be divided as evenly as possible. To the extent the number of Directors is not evenly divided among the three classes, the extra Director shall first be placed in Class III, and the next extra Director, if applicable, shall be placed in Class II.

                  Any decrease in the number of Directors shall not become effective until the expiration of the term of the Directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

                  The Board shall have a Chairman of the Board, who shall preside at all meetings of the Board and the Stockholders at which such person is present. The Chairman of the Board shall make all final rulings on procedure at meetings of the Board of Stockholders. The Chairman of the Board shall have and perform such other duties as from time to time may be assigned to him by the Board.

         SECTION 2. VACANCIES

                  If the office of any Director becomes vacant by reason of death, resignation, disqualification, removal, expansion of the Board or other causes, a successor may be elected for the unexpired term and until his or her successor is elected and qualified: (i) if such vacancy is of a seat held or to be held by a Series A Director, by a majority of the Series A Directors remaining in office, even if they constitute less than a quorum; and (ii) if such vacancy is of a seat held or to be held by a Director other than a Series A Director, by a majority of the Directors other than Series A Directors remaining in office, even if they constitute less than a quorum. Notwithstanding the foregoing, in the event all positions of a given class of Directors are vacant, the Series A Holder will fill vacancies of Series A Directors and holders of all other classes of the Corporation's capital stock entitled to vote for Directors will fill vacancies occurring among Directors other than Series A Directors.

         SECTION 4. SPECIAL MEETINGS

                  Special meetings of the Board may be called by one-third of the Directors then in office (rounded up to the nearest whole number) or by the chief executive officer and shall be held at such place, on such date and at such time as they or he or she shall fix. Series A Directors shall be considered to be in office from the time a Designation Notice (as defined in the Series A Stock Terms) is delivered to the Corporation. Written notice of the place, date, and time of each such special meeting shall be given to each Director by hand delivery, overnight courier, or facsimile (with receipt confirmed by the receiving machine) at least 24 hours before the meeting, unless such notice is waived by a Director who would otherwise receive it. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

         Article IX of the Bylaws of FiberCore, Inc. shall be amended and restated in its entirety as follows:

                             ARTICLE IX - AMENDMENTS

                  Amendments to these Bylaws may be made, to the extent permitted by applicable law, by a majority of the Directors holding office and present at a meeting at which a quorum is present or by a majority vote of the stockholders entitled to vote at any annual stockholders' meeting or at any special stockholders' meeting when the proposed amendment has been set out in the notice of such meeting.

                   Notwithstanding the foregoing: (i) no amendment adopted by the Directors that would adversely affect the rights, preferences, privileges or voting power of the Series A Holder shall become effective unless one Series A Director is a member of the Board and such amendment is approved unanimously by each and every member of the Board then in office or, such amendment is approved by the Corporation's shareholders, including the Series A Holder, voting as a separate class; (ii) no amendment adopted by the shareholders that would adversely affect the rights, preferences, privileges or voting power of the Series A Holder shall become effective unless the same shall have been approved by the Series A Holder, voting as a separate class; and (iii) no amendment to subsection (b) of the third paragraph of Article II, Section I of these bylaws shall become effective unless approved unanimously by each and every member of the Board then in office or by holders of a majority of the Corporation's shares entitled to vote thereon.